SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549

                          _______________________

                                 FORM 8-K

                              CURRENT REPORT

                          _______________________



                    Pursuant to Section 13 or 15(d) of
                    the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported): January 5, 1995


TIFFANY & CO.

(Exact name of Registrant as specified in its charter)


Delaware               1-9494                 13-3228013
(State or other        (Commission            (I.R.S. Employer
jurisdiction of        File Number)           Identifcation Number
incorporation)

727 Fifth Avenue, New York, New York          10022
(Address of principal executive offices)      (Zip Code)



Registrant's telephone number, including area code:  (212) 755-8000





Item 5.  Other Events.


      On January 5, 1995, Registrant announced its preliminary, unaudited
sales figures for the period November 1 to December 31, 1994.   The text of
the announcement is provided below:

New York, January 5, 1995 -- Tiffany & Co. (NYSE - TIF) worldwide sales in the holiday period from November 1 through December 31, 1994 increased 14 percent over the same period in 1993.

Sales in Tiffany's three channels of distribution were as follows: U.S. Retail sales increased 11 percent over 1993, and comparable store sales rose 10 percent due to strong growth in Tiffany's New York and branch stores; Direct Marketing sales were 11 percent higher than a year ago due to gains in both catalog and corporate sales; International Retail sales rose 18 percent, with increases achieved in most of Tiffany's international markets. All results are based on preliminary, unaudited sales.

William R. Chaney, Chairman, said, "We are very pleased that the strong U.S. sales growth we've seen throughout 1994 continued in the holiday season, reflecting the ongoing success of our merchandising and marketing initiatives. We are also gratified by our sales results in most international markets. Retail sales in Japan in the holiday period, while below the exceptional growth rate of the third quarter, increased 14 percent in U.S. dollars and 4 percent in yen on a same store basis."

"We expect to achieve solid sales and earnings increases for fiscal year 1994. Looking to 1995, Tiffany's opportunities for growth around the world remain very substantial and we are optimistic about our ability to make significant progress," Mr. Chaney added.

Tiffany & Co. is the internationally renowned jeweler and specialty retailer. Sales are made through TIFFANY & CO. stores and boutiques, and to select retailers and distributors, in the United States, Asia-Pacific, Europe, Canada and the Middle East. Direct Marketing sales are made through Tiffany's corporate and catalog divisions.


                                 SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                        TIFFANY & CO.

                                  BY:   /s/ James N. Fernandez
                                        ________________________________

                                        James N. Fernandez
                                        Senior Vice President - Finance
Date: January 5, 1995                   and Chief Financial Officer